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                                                                  EXHIBIT (A)(5)

                           OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             @ ENTERTAINMENT, INC.
                                       AT
                              $19.00 NET PER SHARE
                                       BY
                            BISON ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON TUESDAY, JULY 6, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                   June 15, 1999

To Our Clients:

    Enclosed for your consideration are the Schedule 14D-9 of @ Entertainment, Inc. (the "Company"), dated June 15, 1999 (the "Schedule 14D-9") relating to the offer by Bison Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of United Pan-Europe Communications N.V., a public company with limited liability incorporated under the laws of The Netherlands ("Parent"), to purchase all of the issued and outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of the Company, at a price of $19.00 per share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal of Purchaser and Parent previously sent to you. The Schedule 14D-9 includes an Information Statement and a copy of Goldman Sachs International's fairness opinion.

    WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF COMMON STOCK HELD FOR YOUR ACCOUNT. A TENDER OF SUCH COMMON STOCK CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.

    As indicated in our letter to you on June 8, 1999, we request instruction as to whether you wish to have us tender on your behalf any or all of the Common Stock held by us for your account pursuant to the terms and conditions set forth in the Offer.

    Please note the following:

        1. The Offer Price is $19.00 per share of Common Stock, net to the seller in cash, without interest thereon, as set forth in the Introduction to the Offer to Purchase.

        2. The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Common Stock which represents at least a majority of all of the issued and outstanding shares of Common Stock on a fully diluted basis, on the date the Offer is consummated, (ii) the satisfaction of the HSR Condition (as defined in the Offer to Purchase),
    (iii) the satisfaction of the PAMC Condition (as defined in the Offer to Purchase) and (iv) if required by applicable law, the satisfaction of the EC Condition (as defined in the Offer to Purchase). The Offer is also conditioned upon the satisfaction of certain other
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    terms and conditions described in the Offer to Purchase. See the
    Introduction and Section 1--"Terms of the Offer" and Section 14--"Conditions of the Offer" of the Offer to Purchase.

        3. The Offer is being made for all of the issued and outstanding shares of Common Stock.

        4. Tendering holders of Common Stock ("Holders") whose shares of Common Stock are registered in their own name and who tender directly to Continental Stock Transfer & Trust Company, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares of Common Stock pursuant to the Offer. However, U.S. backup withholding tax at a rate of 31% may be withheld, unless an exemption is available or unless the required tax identification information is provided. See the "Important Tax Information" section contained in the Letter of Transmittal.

        5. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, July 6, 1999, unless the Offer is extended.

        6. The Board of Directors of the Company has unanimously (i) determined that each of the Offer and the Merger (as defined below) are advisable and fair to, and in the best interests of, the holders of the capital stock of the Company, including, but not limited to, the Holders, (ii) approved the Offer and the Merger and (iii) recommended the acceptance of the Offer, the approval of the Merger and the approval and adoption of the Merger Agreement (as defined below) by the stockholders of the Company.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 2, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides that, promptly upon consummation of the Offer, Parent will cause the Purchaser to be merged with and into the Company (the "Merger").

        7. In all cases, payment for shares of Common Stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such shares of Common Stock (the "Certificates") or timely confirmation of a book-entry transfer of such shares of Common Stock into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in Section 3--"Procedures for Tendering Common Stock" of the Offer to Purchase, (ii) the Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and the Offer to Purchase. Accordingly, payment may not be made to all tendering holders at the same time depending upon when the Certificates are actually received by the Depositary.

    If you wish to have us tender any or all of the shares of Common Stock held by us for your account please so instruct us by completing, executing, detaching and returning to us the instruction form set forth in our letter of June 8, 1999. If you authorize the tender of your shares of Common Stock, all such shares of Common Stock will be tendered unless otherwise specified in such instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

    The Purchaser is not aware of any state or jurisdiction where the making of the Offer or the acceptance of Common Stock is prohibited by any applicable law. If the Purchaser becomes aware of any state or jurisdiction where the making of the Offer or the acceptance of Common Stock is not in compliance with any applicable law, the Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, the Purchaser cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders in such state or jurisdiction. In any state or jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Morgan Stanley & Co. Incorporated, the Dealer Manager for the Offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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